Exhibit 99.1

Notice of Conversion at the Option of the Company

April 26, 2019

To: All holders of record of 6.75% Series B Cumulative Perpetual Convertible Preferred Stock of Iridium Communications Inc.

Cc: American Stock Transfer and Trust Company, as Conversion Agent

Re: Notice of Conversion at the Option of the Company

Ladies and Gentlemen:

You are hereby notified by Iridium Communications Inc. (“Iridium”) that Iridium has elected to cause the mandatory conversion of all issued and outstanding shares of its 6.75% Series B Cumulative Perpetual Convertible Preferred Stock (CUSIP: 46269C409) (the “Series B Preferred Stock”) into shares of Common Stock, par value $0.001 per share (CUSIP: 46269C102) (the “Common Stock”), pursuant to Section 6(c) of the Certificate of the Powers, Designations, Preferences and Rights of the Series B Preferred Stock (the “Series B Certificate of Designations”). Capitalized terms not otherwise defined in this Notice of Conversion shall have the meaning ascribed to such terms in the Series B Certificate of Designations.

The Effective Date of the Company Conversion Option will be May 15, 2019 (the “Effective Date”).

Any dividends on the Series B Preferred Stock will cease to accrue as of the Effective Date. In accordance with the Series B Certificate of Designations, prior to the Effective Date, Iridium will have set apart for payment any unpaid dividends that are in arrears on the Series B Preferred Stock. Accordingly, the Iridium board of directors has declared and approved the payment of unpaid dividends in the amount of $16.875 per share of Series B Preferred Stock, representing the amount of all accrued but unpaid dividends for the period from and including March 16, 2018 through March 15, 2019. The dividend has been set aside and will be paid on or about May 13, 2019 to all holders of record of the Series B Preferred Stock as of May 8, 2019.

The Series B Preferred Stock will be converted at the Conversion Rate of 33.456 shares of Common Stock for each share of Series B Preferred Stock, which is equivalent to a conversion price of approximately $7.47 per share. In accordance with the Series B Certificate of Designations, Iridium will not issue fractional shares of Common Stock upon the conversion of shares of Series B Preferred Stock. Instead, Iridium will pay the cash value of any such fractional share based upon the closing price of the Common Stock on the trading day immediately preceding the Effective Date.

The Common Stock is listed on the Nasdaq Global Select Market under the symbol “IRDM”.

Regards,

/s/ Matthew J. Desch

Matthew J. Desch

Chief Executive Officer